Exhibit 23.2

                          GILLESPIE & ASSOCIATES, PLLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                               10544 ALTON AVE NE
                                SEATTLE, WA 98125
                                  206.353.5736


                          REGISTERED AUDITOR'S CONSENT

Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA 98125, do hereby consent to the use of our reports dated July 2, 2015 on the financial statements of Amber Group, Inc. for the year ended September 30, 2014 and from the period from July 20, 2014 (inception) through September 30, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 17th day of July 2015.


/s/ Gillespie & Associates, PLLC
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Certified Public Accountants